Exhibit 5.1

June 27, 2018

The Board of Directors

Columbia Banking System, Inc.,

1301 “A” Street,

Tacoma, Washington 98402.

Re:	Columbia Banking System, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

This letter is being delivered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) being filed with the Securities and Exchange Commission, with respect to 3,050,000 shares of no par value common stock (the “Shares”) of Columbia Banking System, Inc., a Washington corporation (“Columbia”), authorized for issuance upon the issuance of stock under the 2018 Equity Incentive Plan (the “Plan”).

I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have relied as to certain matters on factual information obtained from public officials, officers of Columbia and other sources believed by me to be responsible.

For purposes of this opinion, I have assumed that the Shares that may be issued pursuant to the Plan will continue to be duly authorized on the dates of such issuance.

Based upon and subject to the foregoing, as Executive Vice President and General Counsel of Columbia, it is my opinion that the Shares have been duly authorized and that, upon registration of the Shares, issuance of the Shares by Columbia and receipt by Columbia of the consideration for the Shares, consistent with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Washington, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in the law that occur, that could affect the opinions contained herein. This opinion is provided for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/S/ KUMI Y. BARUFFI